Exhibit 99.1

News Release

ARIAD REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS AND

PROGRESS ON STRATEGIC OBJECTIVES

Conference Call Scheduled Today at 8:30 a.m. ET

Cambridge, MA, May 7, 2015— ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the first quarter of 2015, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on corporate developments.

“Iclusig demonstrated strong performance in both the U.S. and European markets during the first quarter driven by steady underlying demand,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We continue to expand the global commercial opportunity for Iclusig, most recently through additional marketing approvals in Israel and Canada. Additionally, we are on track to initiate three new randomized Iclusig clinical trials during 2015 and to achieve full patient enrollment in the brigatinib pivotal trial in the third quarter.”

2015 First Quarter Financial Results

Revenues

•	Net product revenues from sales of Iclusig were $23.9 million for the quarter ended March 31, 2015, an increase of 12% versus the fourth quarter of 2014. Net product revenues for the first quarter include Iclusig revenues of $18.7 million in the U.S. and $5.2 million in Europe. U.S. sales of Iclusig increased 10% from the fourth quarter of 2014 to the first quarter of 2015, and European sales increased 18%, net of the impact of changes in foreign exchange rates for the first quarter.

•	In the quarter ended March 31, 2015, we transitioned to the sell-in method for recognition of product revenues in the U.S., resulting in a one-time addition to revenue of approximately $1.2 million for the first quarter.

•	Shipments of Iclusig to patients in France were $1.9 million for the first quarter of 2015. Cumulative total shipments in France, taking into account the effects of foreign exchange, totaled $18.3 million through March 31, 2015. We will record revenue related to cumulative shipments in France upon completion of pricing and reimbursement negotiations in France, net of any amounts that will be refunded to the French health authorities as a result of such negotiations, which we anticipate will be completed in mid-2015.

Net Loss

•	Net loss for the quarter ended March 31, 2015 was $52.7 million, or $0.28 per share, compared to a net loss of $49.8 million, or $0.27 per share, for the same period in 2014.

•	R&D expenses were $39.4 million for the first quarter of 2015, an increase of 38% compared to the first quarter of 2014, reflecting an increase in costs for our investigational ALK+ inhibitor, brigatinib, related to the ongoing Phase 2 ALTA trial and NDA-enabling pre-clinical studies, as well as increase in personnel and other costs in support of our R&D activities.

•	Selling, general and administrative expenses were $33.6 million for the first quarter of 2015, an increase of 6% compared to the first quarter of 2014, reflecting an increase in professional fees and other expenses related to the commercialization of Iclusig, as well as legal and proxy-related matters.

Cash Position

•	As of March 31, 2015, cash and cash equivalents totaled $304.0 million, compared to $352.7 million at December 31, 2014.

Recent Progress and Key Objectives

Commercialization of Iclusig®

•	Approximately 120 new patients were treated with Iclusig in the U.S. during the first quarter of 2015.

•	By the end of the first quarter, there were nearly 750 unique prescribers of Iclusig in the U.S., an increase in the prescriber base of approximately 14% from the fourth quarter of 2014.

•	In Europe, we are now selling Iclusig in Germany, the United Kingdom, Austria, the Netherlands, Norway, Sweden, and Italy. In addition, we are distributing Iclusig to patients in France and Spain prior to pricing and reimbursement approval as permitted under local regulations.

•	As of the end of March, Iclusig is approved for reimbursement in Sweden in accordance with the full EU label. This reimbursement decision followed an extensive Health Technology Assessment completed by the Swedish Dental and Pharmaceutical Benefits Agency (TLV).

•	In April, Iclusig received a positive decision for reimbursement by the Scottish Medicine Consortium. Iclusig is now reimbursed in Scotland for the treatment of resistant forms of chronic myeloid leukaemia (CML) and Philadelphia chromosome-positive acute lymphoblastic leukaemia (Ph+ ALL).

•	Iclusig is now approved in Israel and Canada for adult patients with resistant forms of CML and Ph+ ALL. We expect our distributor Medison Pharma Ltd. will begin to commercialize Iclusig in Israel during the second quarter.

•	Earlier this week, we announced an agreement with Gen Ilac, a Turkish pharmaceutical company, to distribute Iclusig in Turkey for patients with Philadelphia-positive leukemias.

Iclusig Clinical Development

•	Three randomized Iclusig clinical trials are on track to begin in 2015, two of which will evaluate Iclusig in earlier lines of treatment, as follows:

•	A Phase 3 trial in approximately 500 patients with chronic-phase chronic myeloid leukemia (CP-CML) who have experienced treatment failure after imatinib therapy.

•	A dose-ranging trial of Iclusig in approximately 450 patients with CP-CML who have become resistant to at least two prior TKIs.

•	An early-switch trial of Iclusig in approximately 1,000 patients with CP-CML in the United Kingdom (known as the SPIRIT3 trial).

•	Additionally, 10 ISTs in the ponatinib program are open to patient enrollment, and three additional ISTs are pending regulatory or institutional review board approval.

Advancing Brigatinib

•	Our first U.S. patent for brigatinib was issued last month and provides composition-of-matter protection through at least December 30, 2030. Additional patent applications covering brigatinib in the U.S. and in other countries are pending.

•	Brigatinib is currently being evaluated in the global, Phase 2 pivotal ALTA trial that is anticipated to form the basis for its initial regulatory approval. We are on track to achieve full patient enrollment of approximately 220 patients in the ALTA trial in the third quarter of 2015 and to file for approval of brigatinib in the U.S. next year.

•	We anticipate presenting an update from the ongoing Phase 1/2 clinical trial of brigatinib at the 2015 American Society of Clinical Oncology meeting. Additionally, we expect to present preliminary data from the brigatinib ALTA trial in the second half of 2015.

Upcoming Medical Meetings

•	American Society of Clinical Oncology (ASCO) 2015 Annual Meeting, Chicago, May 29 to June 2, 2015

•	European Hematology Association (EHA) 20th Congress, Austria, Vienna June 11 to 14, 2015

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our first quarter 2015 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) five minutes prior to the start time and providing the pass code 39467029. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel and Canada.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

•	Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

•	Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

•	Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.

•	Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.

•	Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to, statements regarding: our unaudited expected first quarter 2015 financial results; our progress against our 2015 financial and business objectives; the expected timing for recording revenue for cumulative shipments of Iclusig to patients in France; the therapeutic and commercial potential of Iclusig and our other product candidates; the expected timing for commencing and completing clinical trials and for clinical trial data presentations and regulatory filings for our products and product candidates; the expected timing for Iclusig’s commercial launch in Israel; and the duration of our U.S. composition-of-matter patent for brigatinib and the status of additional patent applications covering brigatinib, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates for our products and product candidates and to move new development candidates into the clinic; our ability to secure a partnership for AP26113; difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig or our other product candidates, if approved; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACTS:	For Investors	For Media
	Kendra Adams	Liza Heapes
	Kendra.adams@ariad.com	Liza.heapes@ariad.com
	(617) 503-7028	(617) 621-2315

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
In thousands, except per share data	2015	2014
Revenue:
Product revenue, net	$23,901	$7,992
License and other revenue	90	3,790

Total revenue	23,991	11,782

Operating expenses:
Cost of product revenue	695	1,288
Research and development	39,444	28,554
Selling, general and administrative	33,550	31,591

Total operating expenses	73,689	61,433

Other income (expense), net	(2,764)	(52)

Provision for income taxes	214	119

Net loss	$(52,676)	$(49,822)

Net loss per common share:
— basic and diluted	$(0.28)	$(0.27)

Weighted-average number of shares of common stock outstanding:
— basic and diluted	187,837	186,252

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2015	December 31, 2014
Cash and cash equivalents	$304,016	$352,688
Total assets	$580,451	$603,870
Total liabilities	$542,388	$523,069
Stockholders’ equity	$38,063	$80,801

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

	Three Months Ended March 31,
In thousands	2015	2014
Net cash used in operating activities	$(50,194)	$(52,409)
Net cash used in investing activities	(754)	(1,706)
Net cash provided by (used in) financing activities	2,051	(90)
Effect of exchange rates on cash	225	(1)

Net decrease in cash and cash equivalents	$(48,672)	$(54,206)

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